Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ocean Power Technologies, Inc. (the "Company") of our report dated July 24, 2025 relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended April 30, 2025, filed with the Securities and Exchange Commission.

Baker Tilly US, LLP

Dallas, Texas
February 6, 2026